Exhibit 99.(g)(2)

CONFIDENTIAL

February 23, 2015

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attn: Geoffrey B. Emery

Re:                             Reorganization of Aberdeen Global Select Opportunities Fund Inc. (the “Fund”)

Ladies and Gentlemen:

Pursuant to the Custodian Agreement (as defined below), this letter is to provide notice that the Board of Directors of the Fund and its shareholders have approved an Agreement and Plan of Reorganization pursuant to which the Fund will be reorganized into the Aberdeen Global Equity Fund, a series of Aberdeen Funds (the “Acquiring Fund”) by transferring all of the assets and liabilities of the Fund in exchange for shares of the Acquiring Fund, in liquidation of the Fund (the “Reorganization”).  The Reorganization is expected to take place on or about February 25, 2015; however, cash may remain in the Fund’s custody account thereafter for payment of final Fund expenses.  Effective upon the complete liquidation of the Fund following the Reorganization, the Fund shall be removed from Appendix A to the Master Custodian Agreement dated as of October 1, 2011, as amended, supplemented or modified from time-to-time (the “Custodian Agreement”).

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to Aberdeen Asset Management Inc. and retaining one for your records.

Sincerely,

EACH FUND

By:	/s/ Lucia Sitar
	Name:	Lucia Sitar
	Title:	Vice President

Acknowledged and agreed:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Fund/Portfolio

Aberdeen Investment Funds (formerly Artio Global Investment Funds)

                                                Aberdeen Select International Equity Fund (formerly Artio International Equity Fund)

                                                Aberdeen Select International Equity Fund II (formerly Artio International Equity Fund II)

                                                Aberdeen Total Return Bond Fund (formerly Artio Total Return Bond Fund)

                                                Aberdeen Global High Income Fund (formerly Artio Global High Income Fund)

Aberdeen Global Select Opportunities Fund Inc.* (formerly Artio Select Opportunities Fund Inc., or Artio Global Equity Fund, Inc.)

* On February 3, 2015, shareholders of the Aberdeen Global Select Opportunities Fund Inc. (the “Fund”) approved an Agreement and Plan of Reorganization pursuant to which the Fund will be merged into the Aberdeen Global Equity Fund, a series of Aberdeen Funds (the “Reorganization”). The Reorganization is expected to occur on or about February 25, 2015.  The Aberdeen Global Select Opportunities Fund Inc. shall be deemed removed from this Appendix A effective as of the complete liquidation of the Fund.